From: [Sender Email Address]

To: [Recipient Email Address]

Subject: AFL-CIO HOUSING INVESTMENT TRUST - ANNUAL MEETING OF PARTICIPANTS

Annual Meeting Date - December 19, 2023
For Participants as of the close of business on October 31, 2023

Important Proxy Voting Material is available for your Action.

When voting, you may be required to provide your Control Number(s) noted below:

[Participant Control Number]

TWO CONVENIENT VOTING METHODS TO CAST YOUR VOTE

Call toll-free 1-855-454-4575 and follow the recorded instructions	Go to www.proxyvotenow.com/HIT

ADDITIONAL	INFORMATION:

You are receiving this email because as of today, we have not received your vote related to the AFL-CIO Housing Investment Trust’s 2023 Annual Meeting of Participants. We encourage all Participants to vote their units as soon as possible. Voting instructions by automated touchtone or internet must be received by 11:59 p.m. (EST) on December 18, 2023. If you have any questions related to the 2023 Annual Meeting, please email meeting@aflcio-hit.com.

Thank you.

To access the Proxy Materials online (www.proxyvotenow.com/HIT) you may need Adobe Reader software. This software is available at no cost at www.adobe.com . Download time varies by Internet connection.

This e-mail message is intended only for the named recipient(s) above. If you are not the intended recipient, you are hereby notified that any dissemination, distribution or copying of this e-mail and any attachment(s) is strictly prohibited. Please do not respond to this e-mail. This mailbox is not monitored, and you will not receive a response. If you have received this e-mail in error, please immediately delete the message and any attachment(s) from your system.

Thank you.

msfs-meetinginfo@morrowsodali.com P. 833 290 2605 509 Madison Avenue, Suite 1206 New York, NY 10022

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